EXHIBIT 10.17
CONDITIONAL GRANT AGREEMENT
THIS AGREEMENT is effective the 17th day of August, 2009 (the “Effective Date”)
BETWEEN:
HER MAJESTY THE QUEEN in Right of the Province of Ontario, as represented by the
Minister of Economic Development and Trade
(hereinafter called “Ontario”)
          -AND-
SIGE SEMICONDUCTOR INC.
a corporation incorporated under the laws of Canada
(hereinafter called the “Recipient”)
RECITALS:
1. The Recipient intends to design and supply a series of advanced WiFi components that will reduce the size and power consumption of portable consumer electronics by using the Silicon-On-Insulator technology (described below as the “Project”). The Project will lead to long term benefits to the Province of Ontario through the investment of the Recipient’s facility in the Province of Ontario, and through the creation and/or retention of new job opportunities, related to the Project.
2. Ontario has developed the Next Generation of Jobs Fund (“NGOJF”) to assist Ontario businesses to support job creation and retention, to attract new investments and to support research, development and commercialization in innovative industries.
3. Ontario has agreed to provide a Grant to the Recipient through NGOJF on the terms more particularly described in this Agreement in order to assist the Recipient with the financing of the Project and the delivery of economic benefits to the community.
WITNESS that in consideration of the mutual promises and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, Ontario and the Recipient covenant and agree as follows:
ARTICLE 1 – INTERPRETATION OF AGREEMENT
1.1	Definitions. The following terms shall have the meanings ascribed to them below unless there is something in the context inconsistent therewith:

“Actual Investment” means the aggregate Project Costs attributable to the Project incurred and paid by the Recipient after the Effective Date and on or before the end of the Term or the earlier termination of this Agreement.

“Advance Payment” has the meaning set out in Section 5.2 of this Agreement.

“Affiliate” means any Person who, directly or indirectly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with the Recipient.

“Agreement” means this agreement, including all of the Schedules hereto, and all amendments made hereto in accordance with the provisions hereof as the same may be amended, restated and/or supplemented from time to time.

“Applicable Laws” means any law, statute, by-law, ordinance, decree, requirement, directive, order, judgment, license, permit, code or regulation having the force of law, and any applicable determination, interpretation, ruling, order or decree, of any governmental authority or arbitrator, which is legally binding at such time.

“Application” means the proposal prepared by the Recipient on August 17, 2009 and supporting material submitted to Ontario in support of a request for the Grant.

“Business Day” shall mean a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

“Clawback(s)” means, collectively, or individually the Cumulative Job Target Clawback and Investment Target Clawback as described in Article 4 of this Agreement;

“Closure” means, subject to Force Majeure, a Permanent Cessation.

Without limiting the foregoing, Closure will be deemed to have occurred where any one or more of the following occurs:
(a)	The Recipient makes a public announcement regarding the closure of the Project Facility; or

(b)	Notices of termination of employment are given to 80%, or greater, of the employees of the Project Facility.
“Control” has the same meaning as that term is defined in the Business Corporations Act, (Ontario) R.S.O. 1990, c. B.16.

“Cumulative Job Target” means Four Hundred and Nineteen (419) Jobs at the Project Facility from the Effective Date to the Project Completion Date.

“Deemed Abandonment” means the failure to complete the Project by the Project Completion Date.

“Disbursement” means any advance of funds by Ontario to the Recipient on account of the Grant.

“Drawdown Certificate” means the certificate substantially in the form of Schedule “C” and any attachments thereto.

“Effective Date” means August 17, 2009.

“Eligible Costs” means those costs directly attributable to the Project as more particularly described in Schedule “B” attached hereto that are incurred and paid by the Recipient on or after the Effective Date.

“Event of Default” means the occurrence of any one or more of the events listed in Section 10.1 of this Agreement.

“Financial Statements” means the annual financial statements signed by a senior officer consisting of a statement of income, balance sheet, and statement of cash flow for a Fiscal Year, together with the notes thereto, all prepared in accordance with Generally Accepted Accounting Principles consistently applied, together with the auditor’s report thereon.

“FIPPA” means the Freedom of Information and Protection of Privacy Act, R.S.O. 1990, c.F.31 as amended.

“Fiscal Year” means the fiscal year of the Recipient that currently ends on January 2.

“Force Majeure” has the meaning ascribed to it in Section 11.13 of this Agreement.

“GAAP” or “Generally Accepted Accounting Principles” means United States generally accepted accounting principles as promulgated by the United States Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any successor bodies, applicable as at the date on which such calculation is made or required to be made.

“Governmental Entity” means any applicable: (i) Ontario government, governmental or public department, commission, board, bureau or agency; (ii) any Ontario agency, commission, board or authority; or (iii) any Ontario quasi-governmental or private body;

“GSM” means global system for mobile communications.

“Grant” means a conditional grant from the NGOJF in the maximum aggregate principal amount of Seven Million Thirty Five Thousand and Ninety Two ($7,035,092) to be disbursed by and repaid to Ontario to the extent and in the manner provided in this Agreement.

“Guarantee” means the Guarantee and Postponement of Claim attached to this Agreement as Schedule “F”.

“Guarantor” means SiGe Semiconductor, Inc.

“Hazardous Substance” means any pollutant, contaminant or substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or a material risk to human health and without restricting the generality of the foregoing, Hazardous Substance includes any pollutant, contaminant, waste, hazardous waste or dangerous good as defined by Applicable Laws for the protection of the natural environment or human health.

“Indemnified Party” has the meaning set out in Section 8.10 of this Agreement.

“Intellectual Property” means any intellectual, industrial or other proprietary right of any type in any form protected or protectable under the laws of Canada, any foreign country, or any political subdivision of any country, including, without limitation, any intellectual, industrial or proprietary rights protected or protectable by legislation, by common law or at equity.

“Investment” means the sum of actual Project Expenditures paid on or before the Project Completion Date.

“Job” has the following meaning:

Hourly Employees: A “Job” for an hourly paid employee means in respect of any

calendar year, x, where x =	a 2000	;
where a = the total number of hours worked during each calendar year by employees employed by the Recipient, including hours taken as paid vacation, sick leave, and for other similar reasons, and hours for which pay is provided in lieu of notice, at the Project Facility.

Salaried Employees: A “Job” for a salaried employee means a full time job of a salaried employee of the Recipient during one entire calendar year at the Project Facility. If a salaried employee is employed for fewer than 12 months over a calendar year, each full month that the employee is actually employed shall be considered to be 1/12th of a Job.

Notwithstanding anything to the contrary, any jobs that may be outsourced from the Project Facility shall not be included in the definition and calculation of Jobs.

“LTE” means Long-Term-Evolution.

“LTE/WLAN” means 4G mobile solutions that are dependant on the potential convergence of LTE standards of the cellular GSM network in place today and the WLAN standards.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations or financial condition of the Recipient.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act, Canada and “Arm’s Length” shall have the opposite meaning.

“Ontario Support” means the actual aggregate amount advanced by Ontario to the Recipient on account of the Grant calculated in Canadian dollars.

“Permanent Cessation” means any and all cessations of production or research and development activities which are not Temporary Cessations at the Project Facility.

“Person” includes an individual, partnership, whether general, limited or undeclared, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Project” means the design and supply of a series of advanced WiFi components that will reduce the size and power consumption of portable consumer electronics by using Silicon-on-Insulator technology or other comparable advanced technologies (and/or derivatives, variants or evolutions of such technologies). Through this project, the Recipient plans to target three market areas – (i) Embedded WLAN (SmartPhones and GPS devices), (ii) Wireless Infrastructure and Smart Metering, and (iii) 4G mobile solutions (converged LTE/WLAN) all as more particularly described in the Project description attached as Schedule “A” to this Agreement. The Recipient expects that 64 Project related Jobs will be created and/or retained as at the Project Completion Date at the Project Facility.

“Project Completion Date” means August 17, 2014.

“Project Costs” means the expected aggregate costs directly attributable to the Project in the minimum amount of Forty Six Million Nine Hundred Thousand and Six Hundred and Thirteen Dollars ($46,900,613).

“Project Expenditures” means the dollar amount of the actual and verifiable expenditures made by the Recipient on account of the Project Costs incurred and paid, after the Effective Date and prior to the Project Completion Date.

“Project Facility” means the Project Facility located at 1050 Morrison Drive, Suite 100, Ottawa, ON K2H 8K7; provided that the location of the Project Facility may be moved to another address or addresses in Ontario provided that Ontario is given notice of the proposed move or moves by the Recipient and the jobs are transferred to the new location or locations.

“Project Financing” means the financing for the Project as more particularly set out in Section 2.3 of this Agreement.

“Project Investment Commitment” has the meaning, set out in Section 2.2 of this Agreement.

“Project Status Report” means a project status report substantially in the form of Schedule C-2.

“Qualified IPO” means an initial public offering of the securities of the Recipient or the Guarantor targeting a public raise of not less than thirty million U.S. dollars (USD$30 million) in aggregate gross proceeds pursuant to a registration statement or prospectus filed under applicable securities laws pursuant to which such securities are listed or posted for trading on the Toronto Stock Exchange, the New York Stock Exchange or the NASDAQ Global or Global Select Markets.

“Related Parties” includes any shareholder, director, officer or employee of the Recipient or any individual related by blood, adoption or marriage to any such Person or any corporation or other Person not dealing at Arm’s Length with any such Person.

“Temporary Cessation” means, subject to Force Majeure, a temporary cessation of production or research and development activities, not exceeding six (6) months or other temporary cessations resulting from activities consistent with usual and customary practices in the industry.

“Term” means the period commencing on the Effective Date and ending on December 31, 2014. The Term may be extended or terminated earlier in accordance with the provisions of this Agreement.

“WLAN” means Wireless-Local-Area-Network.

1.2	Any reference to currency is to Canadian currency and any amount disbursed, paid or calculated is to be disbursed, paid or calculated in Canadian currency.

1.3	The Project Investment Commitment will be adjusted to reflect the exchange rates (US$ to CAD$) at the Bank of Canada Canadian dollar noon spot exchange rate quoted on the Bank of Canada website prevailing at noon on January 28, 2010. Under no circumstances shall the Recipient be deemed to have failed to meet the Project Investment Commitment where it can be demonstrated to Ontario’s reasonable satisfaction that the amount of the Investment, as expressed in Canadian dollars, actually made by the Recipient was reduced solely due to a fluctuation in the exchange rate. The portion of the Investment not paid in Canadian dollars shall be adjusted to reflect the exchange rate.

1.4	All references to auditors in this Agreement are to independent third-party external licensed public accountants.

1.5	Any reference to a statute is to such statute and to the regulations made pursuant to such statute as such statute and regulations may at any time be amended or modified and in effect and to any statute or regulations that may be passed that have the effect of supplementing or superseding such statute or regulations.

1.6	All references to Schedules refer to Schedules of this Agreement that are part of and form an integral part of this Agreement.

The Schedules of this Agreement are:

Schedule “A”:	Project Description
Schedule “B”:	Eligible Costs and Project Budget
Schedule “C”:	Drawdown Certificate
Schedule “C-l”	Schedule of Paid Eligible Costs
Schedule “C-2”:	Project Status Report
Schedule “D”:	Annual Certificate
Schedule “E”:	Final Certificate and Report
Schedule “E-1”:	Project Expenditure Certificate
Schedule “E-2”:	Auditor’s Certificate
Schedule “F”:	Guarantee and Postponement of Claim
ARTICLE 2 – PROJECT, INVESTMENT AND JOBS
2.1	Completion of Project. The Recipient shall complete the Project on or before the Project Completion Date in accordance with the milestones, deliverables, timing and expenditures more particularly set out in the Project description attached as Schedule “A” and the Eligible Costs described in Schedule “B” attached hereto.

2.2	Project Investment Commitment. The Recipient agrees to invest Forty Six Million Nine Hundred Thousand Six Hundred and Thirteen Dollars ($46,900,613) in Project Expenditures (the “Project Investment Commitment”) between the Effective Date and the Project Completion Date.

2.3	Project Financing. The Recipient agrees that financing for completion of the Project has been arranged and will be as follows:

Source	Nature of Financing	Amount
Ontario	NGOJF Grant	$7,035,092
Ontario	OITC Grant	$1,000,000

Recipient	Internal Funds	$37,334,848
Canadian federal government	IRAP	$1,500,0000
Yves Landry Foundation	IRAP	$30.673
Total, being the Project Costs		$46,900,613
Any overruns or Project Financing deficiencies are to be the responsibility of Recipient. The Recipient acknowledges that in the event that the expected federal and provincial funding, other than the Grant, is not available, the Recipient shall provide the funding from internal resources.

2.4	Jobs. The Recipient shall achieve the Cumulative Job Target.
ARTICLE 3 – CONDITIONAL GRANT
3.1	Grant. In reliance on the representations and warranties in Article 7 and in accordance with the terms and conditions of this Agreement, Ontario agrees to reimburse, or advance as contemplated by Section 5.2, the Recipient up to the maximum aggregate amount of Seven Million Thirty Five Thousand and Ninety Two Dollars ($7,035,092) on account of the Eligible Costs.

3.2	Grant Purpose. All Grant proceeds shall be used by the Recipient exclusively to finance Eligible Costs.
ARTICLE 4 – MANDATORY REPAYMENT OF GRANT.
4.1	Investment Target Clawback. If the Project Investment Commitment is not achieved on or before the Project Completion Date, the Recipient shall repay a cash amount to Ontario in accordance with the following formula:

The Investment Target Clawback calculation shall be calculated as at the earlier of (i) an Event of Default, and (ii) the Project Completion Date. Ontario acknowledges and agrees that no Investment Target Clawback shall be payable by the Recipient if the Grant is cancelled pursuant to Section 5.5(e) hereof.

The Recipient shall make repayment to Ontario within twenty (20) Business Days of receipt of notification in writing from Ontario that an Investment Target Clawback is due and payable. In the event that the Recipient does not deliver (i) the Investment Target Clawback and (ii) the supporting documentation set out in Section 6.4 of this Agreement, to Ontario within sixty (60) days after the last day of the Term, then the Investment Target Clawback amount shall be deemed to be an amount equal to the Ontario Support.

4.2	Cumulative Job Target Clawback.

If, by the Project Completion Date, the Cumulative Job Target is not met, the Recipient shall repay a cash amount to Ontario in accordance with the following formula:

The Cumulative Job Target Clawback calculation shall be made as of the earlier of (i) an Event of Default, and (ii) the Project Completion Date. Ontario acknowledges and agrees that no Cumulative Job Target Clawback shall be payable by the Recipient if the Grant is cancelled pursuant to Section 5.5(e) hereof.

The Recipient shall make repayment to Ontario within twenty (20) Business Days of receipt of notification in writing from Ontario that a Cumulative Job Target Clawback is due and payable. In the event that the Recipient does not deliver (i) the Cumulative Job Target Clawback, and (ii) the supporting documentation set out in Section 6.5 of this Agreement, to Ontario within sixty days (60) after the last day of the Term, then the

Cumulative Job Target Clawback amount shall be deemed to be an amount equal to the Ontario Support.

4.3	Clawbacks Cumulative. Notwithstanding anything contained herein, the Investment Target Clawback and the Cumulative Job Target Clawback are cumulative and cannot be negative nor greater than 100% of the Ontario Support. Upon notice to the Recipient, interest shall accrue on the calculated amount pursuant to Section 10.7 of this Agreement.
ARTICLE 5 – DISBURSEMENT OF GRANT
5.1	Conditions of Disbursement. The obligation of Ontario to make Disbursements is conditional upon prior compliance with each of the following conditions precedent to the satisfaction of Ontario, which conditions precedent are for the exclusive benefit of Ontario and may only be waived by Ontario in writing, and are as follows.

5.2	Conditions of First Disbursement. Advance payment not to exceed One Million Four Hundred and Seven Thousand and Eighteen Dollars ($1,407,018) (the “Advance Payment”) will be disbursed to the Recipient upon the execution of this Agreement by both parties and the satisfaction of the conditions precedent set out in this Section 5.2:
(a)	Insurance. The receipt by Ontario of a valid certificate of insurance evidencing the insurance coverage that the Recipient is required to maintain pursuant to Section 8.8 of this Agreement.

(b)	Opinion of Counsel for the Recipient. Ontario shall have a received favourable legal opinion from external counsel for the Recipient and the Guarantor, in a form satisfactory to Ontario, confirming:
(i)	the corporate status of the Recipient and the Guarantor and their power and authority to enter into this Agreement and Guarantee;

(ii)	the authorization, delivery, enforceability and binding nature of this Agreement and Guarantee upon the Recipient and Guarantor; and

(iii)	such other matters as Ontario may stipulate acting reasonably.
(c)	Guarantee. The Guarantee shall be in full force and effect.

(d)	Project Financing. Ontario will have received a board resolution of the Guarantor confirming that it supports the Project and that the project financing will be available as and when needed for the completion of the Project.

(e)	Drawdown Certificate. The Recipient shall have provided a Drawdown Certificate requesting the Advance Payment including a certification that the Advance Payment will be used to pay for Eligible Costs.

5.3	Conditions to Subsequent Disbursements. On or before each subsequent Disbursement, the following conditions shall be met or have been complied with to the satisfaction of Ontario:
(a)	Drawdown Certificate. The Recipient shall have provided a Drawdown Certificate satisfactory to Ontario. The request for the second Disbursement will also contain a certification that Eligible Costs in the amount of Nine Million Three Hundred and Eighty Thousand One Hundred and Twenty Dollars ($9,380,120) have been incurred and paid with respect to the Advance Payment.

(b)	Accounting Evidence. The Recipient shall have provided satisfactory evidence to Ontario that the Recipient has incurred and paid the Eligible Costs listed in the requested Drawdown Certificate, which evidence shall include the following:
(i)	schedule to the Drawdown Certificate setting out in detail all incurred and paid Eligible Costs in the form of the attached Schedule “C-l” (Note that for the second Disbursement, the details of the paid Eligible Costs for the Advance Payment should also be included);

(ii)	a Project Status Report;

(iii)	in the event that the Recipient submits a request for a Disbursement in respect of Eligible Costs incurred and paid to Non-Arm’s Length suppliers, the Recipient shall also provide a certificate of the external auditor of the Recipient confirming that the transaction was on terms that are fair and reasonable to the Recipient and that are no less favourable to the Recipient than those that could be obtained in a comparable transaction from an Arm’s Length supplier. Provided however, that an auditor’s certificate shall not be required for Eligible Costs which have been incurred and paid by the Recipient to Non-Arm’s Length suppliers where invoices can be produced supporting the transaction at no increased cost; and

(iv)	invoices from suppliers may also be required, at Ontario’s option.
(c)	Inspection. Ontario shall have had the opportunity to physically inspect the Project Facility.

(d)	No Event of Default. No Event of Default or an event which would otherwise be an Event of Default but for the giving of notice and the passage of time to remedy the Event of Default shall have occurred and be continuing, nor shall the Disbursement result in the occurrence of any Event of Default.
5.4	Special Disbursement Conditions Relating to the LTE/WLAN technology:
(a)	Prior to any Disbursement relating to eligible costs for the LTE/WLAN technology, the Recipient shall provide to Ontario a technical specification together with a market justification; satisfactory to Ontario. The start of the development of this technology is expected to begin at the end of August 2011; and

(b)	The Drawdown Certificate shall identify any eligible costs relating the LTE/WLAN technology.
5.5	Disbursement of Grant.
(a)	Without restricting the applicability of other remedies or provisions of this Agreement,
(i)	the uncured failure of the Recipient to comply with any of the provisions of this Agreement, including, but not limited to the reporting requirements set out in Article 6 hereof;

(ii)	in the event that a Material Adverse Effect shall have occurred; or

(iii)	in the event that an Event of Default shall have occurred or, based on demonstrable evidence, the occurrence of an Event of Default reasonably appears to be imminent;

shall entitle Ontario, in its sole and unfettered discretion, to refuse to make any Disbursements or any further Disbursements.
(b)	Save and except for the Advance Payment, the Grant shall be disbursed by Ontario to the Recipient subject to and conditional upon the satisfactory performance and attainment, in the opinion of Ontario, acting reasonably, of the milestones and deliverables as set out in Schedule “A” and after the Recipient has incurred and paid Eligible Costs. Provided that the provisions of this Agreement are satisfied, each dollar of Eligible Costs incurred and paid by the Recipient after the Effective Date, shall entitle it to receive fifteen (15) cents of the Grant. The total Grant received by the Recipient cannot exceed 15% of total Project Expenditures up to the maximum amount of the Grant.

(c)	At any time, and from time to time, after the execution of this Agreement, the Recipient may by notice in writing to Ontario request that a Disbursement be made, provided that a request for a Disbursement shall be made no more frequently than quarterly. Upon receipt of a request for a Disbursement and subject to the terms of this Agreement, Ontario shall within 30 Business Days disburse funds to the Recipient on account of the Grant in the amount of the request. If a request for a Disbursement is made and rejected by Ontario for a failure to fulfill the conditions set forth in this Article 5, upon fulfillment of the said conditions, the Recipient may immediately resubmit the request for a Disbursement.

(d)	Ontario reserves the right to cancel:

(i)	the Grant in the event that the Recipient is not entitled to and has not made a request for the second Disbursement within one calendar year of the receipt of the Advance Payment, in which case, at the request of Ontario, the Advance Payment shall be immediately repaid to Ontario.

(ii)	any portion of the Grant amount not disbursed in the event that the Recipient is not entitled to and has not made a request for Disbursement in each year until the Project Completion Date.

(iii)	any portion of the Grant amount not properly claimed by the Recipient by the Project Completion Date and/or paid by the end of the Term.
(e)	Any Disbursement to be made by Ontario pursuant to this Agreement is subject to there being an appropriation by the Legislative Assembly for the year in which the Disbursement is to be made, such appropriation to be evidenced by the annual approval of the Ontario government. Ontario shall advise the Recipient forthwith if Ontario is not able to perform its obligations hereunder.
ARTICLE 6 – REPORTING
6.1	Annual Certificate and Insurance Confirmation.

The Recipient shall provide to Ontario:
(a)	a certificate signed on behalf of the Recipient by a senior financial officer, in the form of Schedule “D” hereto; and

(b)	a certificate of its insurer confirming that the insurance required pursuant to Section 8.8 of this Agreement remains in full force and effect.

within 60 days after the end of each Fiscal Year during the Term.
6.2	[Intentionally deleted.]

6.3	Semi-Annual Project Status Report. The Recipient shall provide to Ontario a semi-annual Project Status Report, within 60 days after the end of each semi-annual period until the completion of the Project.

6.4	Financial Reports. The Recipient shall furnish to Ontario:
(a)	as soon as practicable and in any event within 60 days after the end of each semiannual period for each Fiscal Year, a copy of the unaudited financial reports for the Guarantor containing a statement of income, balance sheet and statement of cash flow, together with any notes thereto and signed by a senior financial officer of the Recipient, subject to audit and changes resulting from year-end adjustment; and

(b)	within 180 days after the end of each Fiscal Year, commencing with the Fiscal Year ending after the date of the Advance Payment unaudited Financial Statements for the Recipient and audited Financial Statements for the Guarantor for the Fiscal Year then ended.
6.5	Auditor’s Certificate. The Recipient shall provide to Ontario within 60 days after the last day of the Term an auditor’s certificate in the form of Schedule “E-2” attached hereto.

6.6	Final Project Certificate and Report. The Recipient shall furnish to Ontario within 60 days after the last day of the Term a final written report, satisfactory to Ontario acting reasonably, signed by an officer of the Recipient, in the form of Schedule “E” attached hereto together with such other information with respect to the Project that may be requested by Ontario.

6.7	Review. The Recipient will permit persons designated by Ontario to visit and inspect the Project Facility, at Ontario’s expense, to examine its books and financial records, and to discuss its affairs, finances and accounts all at such reasonable times as may be requested by Ontario. Ontario’s right of inspection includes the right to perform a full or partial audit. Without limiting the generality of the foregoing, the Recipient shall at Ontario’s request meet with Ontario or its duly authorized agent at least annually to review the progress of the Project and to review the Recipient’s compliance with the terms and conditions of this Agreement.

6.8	Notice. The Recipient shall provide prompt notice to Ontario of any Material Adverse Effect.
ARTICLE 7 – REPRESENTATIONS AND WARRANTIES
The Recipient represents and warrants to and in favour of Ontario as of the date of this Agreement, as follows:
7.1	Financial Statements. The Recipient has furnished to Ontario copies of the most recent audited Financial Statements of the Guarantor, and unaudited Financial Statements of the Recipient and such Financial Statements are correct and complete and fairly present the financial position of the Recipient as of the date indicated therein and the results of its operation and the changes in its financial position for the years then ended in accordance with GAAP. Since the date of its last Financial Statement, there has been no material change in the financial condition of the Recipient other than changes in the ordinary course of business and changes arising from the plans of the Recipient to complete the Project. No change in the financial condition of the Recipient since the date of its last Financial Statement has impaired the Recipient’s ability to complete the Project and operate the Project Facility and to perform its obligations under this Agreement. All financial information relating to the Recipient which has been delivered to Ontario is complete and accurate in all material respects in light of the circumstances prevailing at the time of delivery.

7.2	Application. With respect to the information and documentation, including forecasts, submitted to Ontario in support of the Application that:

(a)	the forecasts were based upon the judgment of management of the Recipient, who considered the most likely set of future conditions in their opinion at that time and the impact of such conditions upon the Recipient;

(b)	the information used in preparing the Application substantially reflects the plans of the Recipient;

(c)	the assumptions relied upon in preparing the forecasts are appropriate in the opinion of management of the Recipient;

(d)	adequate support documentation outlining methods and procedures used in preparing the forecasts is available from the Recipient; and

(e)	all statements and documentation provided to Ontario in support of the Application are true and correct.
7.3	Due Incorporation. The Recipient is a duly incorporated corporation and is existing pursuant to the laws of Canada. The Recipient has the requisite power and capacity to carry on its business, to own its property and assets and to enter into and deliver this Agreement and to carry out its obligations hereunder. This Agreement constitutes valid and binding obligations of the Recipient enforceable against it in accordance with its terms.

7.4	Authorization of Documents. The Recipient has taken all necessary corporate action to authorize, and has duly executed and delivered this Agreement.

7.5	Approvals and Compliance. All orders, licences, approvals, permits, authorizations, exemptions, filings or registrations of, from or with any governmental authority that are material to the operation of the business of the Recipient have been obtained, and the Recipient has not received any notice, nor does it have any knowledge, that the Project Facility or the use thereof or any of its other operations are not in compliance in all material respects with all Applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

7.6	Insurance. The business of the Recipient and all its properties and assets are covered by such policies of insurance, issued by licensed insurers, as are appropriate to such business, property and assets, in such amounts and against such risks as set out in Section 8.8.

7.7	Absence of Litigation. Except as disclosed in writing to Ontario, to the best of the Recipient’s knowledge and belief and after due inquiry and reasonable investigations, there are (i) no criminal charges pending against the Recipient, (ii) no actions, suits or proceedings pending against or affecting the Recipient which might result in a liability in excess of $1,000,000 against the Recipient, individually or in the aggregate, and (iii) no occurrence that causes or could reasonably be expected to cause a Material Adverse Effect or that is or will reasonably result in an Event of Default.

7.8	Bankruptcy. The Recipient has not proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken or consented to any proceeding to have itself declared bankrupt or wound-up or to have a receiver appointed over any of its property, had any encumbrancers take possession of any of its property, or had any execution or distress become enforceable or levied upon any of its property.

7.9	Absence of Guarantees. The Recipient has not given or agreed to give any guarantees and is not contingently responsible for indebtedness or other obligations of any other Persons except as disclosed in writing to Ontario.

7.10	Absence of Conflicting Agreements; No Consents. The Recipient is not a party to any agreement which would be contravened by, or under which any obligation would be accelerated or default or termination would occur, as a result of the consummation of any of the transactions provided for in this Agreement. No consents or approvals are required from any Persons in connection with the execution and delivery by and the performance of the obligations of the Recipient under this Agreement, other than those consents and approvals previously obtained and delivered to Ontario.

7.11	Material Agreements. Each of the material agreements to which the Recipient is a party (including leases) is in good standing in all material respects and in full force and effect, and no breach of such agreements has occurred by the Recipient or, to its knowledge, any of the other parties to such agreements which could reasonably be expected to have a Material Adverse Effect.

7.12	Tax Matters. The Recipient is not in default in any material respect in connection with Canadian federal, provincial, municipal or local taxes, assessments or other imposts or penalties due and unpaid in respect of its income, business or property or for the payment of any tax instalment due in respect of its current taxation year. The Recipient has fulfilled all material requirements under the Income Tax Act, the Canada Pension Plan Act and the Employment Insurance Act for withholding of amounts from employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

7.13	Construction Liens. The Recipient has not received any notice of any construction liens currently outstanding in respect of the Project Facility.

7.14	Expropriation and Work Orders. The Recipient has not received any notice that any part of the Project Facility has been or is in the process of being condemned, taken or expropriated by any provincial, municipal or any other competent authority and no alteration, repair, improvement or other work has been ordered or directed to be done to or performed in respect of the Project Facility by any such authority.

7.15	Utility Arrears. There is nothing owing in respect of the Project Facility to any municipality or to any corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water or for the use thereof or for the machines, apparatus, meters or other things leased in respect thereof or for any work or service performed for any such corporation or commission in connection with such public utilities, except current charges.

7.16	Environmental. In connection with the Project Facility, the Recipient does not have any knowledge of having caused or permitted the release of any Hazardous Substance on the Project Facility except in compliance with Applicable Laws. All Hazardous Substances have, to the knowledge of the Recipient, been used, disposed of, treated and stored by the Recipient in compliance with Applicable Laws.

7.17	Project Financing. The Recipient has arranged or reasonably expects to receive financing for the Project with the parties and in the amounts set forth in Section 2.3 of this Agreement.

7.18	Material Adverse Event. No event has occurred since the date of the most recent financial statements of the Recipient provided to Ontario which could reasonably be expected to have a Material Adverse Effect.

7.19	Events of Default. No Event of Default has occurred and is continuing, nor has any event occurred which with the giving of notice, the passage of time, or both, will result in an Event of Default.

7.20	Full Disclosure. There is no fact which the Recipient has not disclosed in writing to Ontario which has had a Material Adverse Effect or, so far as the Recipient can now reasonably foresee, will have a Material Adverse Effect as it relates to the Project Facility or the Project or impairs the ability of the Recipient to perform its obligations under this Agreement.

7.21	Employees. The Recipient has 45 employees at the Project Facility as determined by the number of employees on the Recipient’s payroll as at December 31, 2009.

7.22	Intellectual Property. With respect to the Intellectual Property required for the Recipient to carry out its obligations under the Agreement:
(a)	The Recipient has all necessary rights to the Intellectual Property that it reasonably foresees as required for the completion of the Project;

(b)	The Recipient has not received any notice, claim or threat of any claim that it is infringing the Intellectual Property rights of third parties in respect of the Project; and

(c)	The Recipient has not and will not during the Term dispose of, license or otherwise encumber the Intellectual Property rights referred to in subparagraph (a) in such a way that the Recipient knowingly compromises such Intellectual Property rights required for the completion of the Project.
7.23	Title to Assets. The Recipient is in actual possession of the Project Facility and has good and marketable title to its properties and assets necessary to carry out the Project.

ARTICLE 8 – AFFIRMATIVE COVENANTS
8.1	Project Completion.
(a)	The Recipient shall use its best efforts to cause the Project to be completed in accordance with Project timelines, milestones and deliverables set out in Schedule “A” on or before the Project Completion Date.

(b)	The Recipient shall immediately notify Ontario of any material increase in the Project Costs, for example, if the total cost of the Project is increased so that the cost of the Project exceeds the total of the Project Financing available to the Recipient.
8.2	Use of Proceeds. The proceeds of the Grant will be used by the Recipient exclusively for the purpose described in Section 3.2 of this Agreement.

8.3	Rights of Inspection and Inquiry. The Recipient shall keep and maintain all records, invoices and other documents relating to the Grant in a manner consistent with GAAP and clerical practices, and keep them available for review by Ontario and its agents or authorized representatives, including the Auditor General, during the Term and for a period of seven (7) years thereafter.

8.4	Compliance with Agreements. The Recipient will perform and satisfy all covenants and obligations to be performed by it under this Agreement, and under any other agreement or undertaking now or hereafter made between it and Ontario.

8.5	Existence. The Recipient will preserve and maintain its existence, rights, powers, licences, privileges, and goodwill, and exercise any rights of renewal or extensions of any leases, licences, or any other rights which are necessary or material to the conduct of its business.

8.6	Conduct of Business; Compliance with Laws. The business of the Recipient will be conducted in a proper and efficient manner so as to protect its property and assets, including, without limitation, the Project Facility, and the earnings, income, rents and profits of such business, and in substantial compliance with all Applicable Laws. The Recipient will perform and discharge its obligations and covenants under all material agreements to which it is a party and the Recipient will demand and take all reasonable steps to encourage the discharge and performance by the other parties to such agreements of their obligations and covenants thereunder in each case where the failure to do so would cause a Material Adverse Effect.

8.7	Taxes, etc. The Recipient shall file all material tax returns and pay or cause to be paid as they become due all taxes, assessments, and governmental charges lawfully levied and imposed upon its property or upon its business, including the Project Facility, unless the same are being diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist.

8.8	Insurance. The Recipient shall maintain for the term of the Agreement, at its own cost and expense, with insurers having a secure A.M. Best rating of B+ or greater, or the equivalent, all the necessary and appropriate insurance that a prudent person carrying out a project similar to the Project would maintain, including commercial general liability insurance on an occurrence basis for third party bodily injury, personal injury and property damage, to an inclusive limit of not less than two million dollars ($2,000,000) per occurrence. The policy shall include the following:
(a)	the Indemnified Parties as additional insureds with respect to liability arising in the course of performance of the Recipient’s obligations under, or otherwise in connection with, the Agreement;

(b)	a cross-liability clause;

(c)	contractual liability coverage; and

(d)	a 30 day written notice of cancellation, termination or material change.
8.9	Proof of Insurance. The Recipient shall provide Ontario with certificates of insurance, or other proof as may be requested by Ontario, that confirms the insurance coverage as provided for in section 8.8. Upon the request of Ontario, the Recipient shall make available to Ontario a copy of each insurance policy.

8.10	Indemnity. The Recipient agrees to indemnify and hold harmless Ontario and each of its employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all third party actions, proceedings, claims or assessments in respect of damages, losses, liabilities, expenses and obligations (including without limitation, reasonable fees and disbursements of counsel) (a “Loss”), of any kind or nature whatsoever that may be incurred or sustained by, or asserted or awarded against, any Indemnified Party as a result of, arising out of, or in connection with the Recipient’s actions or omissions in respect of the Project, the Grant or this Agreement, except to the extent such Losses have been caused by the willful misconduct or gross negligence of an Indemnified Party.

8.11	Manufacturing Operations in Ontario. The Recipient agrees to use its reasonable commercial efforts to maintain its research and development activity in Ontario at the Project Facility.

8.12	Repairs. The Recipient shall at all times repair and keep in good order and condition all equipment and all buildings and related equipment used in, or in connection with, its manufacturing operations to a reasonable standard of usage taking into account the age of such buildings and equipment and the uses to which they are put, and renew and replace all and any of the same which may become worn out, dilapidated, unserviceable or destroyed, and which are necessary for the efficient operation of the Project Facility, save in each case, where the failure to repair, keep in good order or condition, renew and replace would not cause a Material Adverse Effect.

8.13	Project Costs. The Recipient will promptly notify Ontario of any material cost overrun or change orders in the Project as compared with the approved budget set out in Schedule “A”. Ontario will not be obliged to fund any such overrun of costs and may require proof of payment prior to any further Disbursements.

8.14	Litigation. The Recipient shall provide prompt notice:
(a)	of any criminal charges filed against the Recipient; and

(b)	of each action, suit or proceeding which claims damages in excess of $1,000,000 against the Recipient pending, or to the knowledge of the Recipient, threatened before any court or before any tribunal, governmental department, commission or agency.
8.15	Notice to Ontario. The Recipient shall provide prompt notice of any Material Adverse Effect or any Closure or proposed Closure.

8.16	Future Programs. The Recipient agrees to establish a process of ongoing dialogue with Ontario to discuss future programs and investments at its Ontario facilities.

8.17	Ontario to Perform Covenants. If the Recipient fails to perform any material covenant on its part herein contained after written notification by Ontario and the passage of a period of 20 Business Days from receipt of such notification to enable Recipient to cure such non-performance, Ontario may, in its discretion, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, Ontario may make such payment or expenditure with its own funds, or with money borrowed by or disbursed to it for such purpose, but shall be under no obligation to do so, and all sums so expended or disbursed shall be at once payable by the Recipient to Ontario upon demand and shall bear interest at the interest rate specified in Section 10.7 of this Agreement until paid.

8.18	Location of the Project assets. The Recipient shall, at all times during the Term, keep and maintain the tangible assets purchased, acquired or received as a result of, arising out of, or in connection with the Grant at the Project Facility.
ARTICLE 9 – NEGATIVE COVENANTS
9.1	The Recipient covenants and agrees that, during the Term, it shall not, without the prior written approval of Ontario, such approval not to be unreasonably withheld:
(a)	Corporate Distributions, make any distribution or payment of any amount to or on behalf of any Related Parties, by way of salary, bonus, directors fees, management fees, dividends, loans or otherwise, and whether payments are made to such Persons in their capacities as shareholders, directors, officers, employees or creditors of the Recipient, or otherwise, or any other direct or indirect payment in respect of earnings or capital of the Recipient, except for wages and bonuses to employees of the Recipient in the ordinary course of business and at levels of compensation paid by comparable businesses.

(b)	No Change of Control, permit or suffer to exist a change in Control of the Recipient, provided that an Approved Acquisition (as defined in Section 11.5) or a change in Control resulting from or following a Qualified IPO shall not constitute a breach of covenant or an Event of Default.

(c)	Disposition of Assets, sell, assign, transfer, lease, license, convey or otherwise dispose any of the Project assets or all or substantially all of the assets comprising the Project Facility, except: (i) such dispositions as would be consistent with the disposition of surplus assets in the normal course of business; (ii) non-exclusive licenses of intellectual property in the normal course of business; or (iii) pursuant to an Approved Acquisition.

(d)	Transactions with Affiliates, sell property or services to, or purchase property or services from, or otherwise engage in any other transactions with, any Related Parties, except for (i) transactions in the ordinary course of business at prices and on terms and conditions not less favourable to the Recipient than could be obtained on an Arm’s Length basis from unrelated third parties, or (ii) equity, debt or convertible debt financing of the Recipient’s operations by the Guarantor an d/or security holders of the Recipient or the Guarantor.

(e)	Nature of Business, materially change the nature of its business or relocate its existing research and development operations outside of Ontario.
ARTICLE 10 – DEFAULT AND ENFORCEMENT
10.1	Events of Default. Each and every one of the following events is an “Event of Default”:
(a)	if default is made in the performance of or compliance with any term, or covenant or condition contained in this Agreement to be performed or complied with by the Recipient. Provided however, that the remedy for a breach of Section 2.2 or 2.4, is limited to the payment of the Clawbacks, as applicable;

(b)	if default is made in the payment of either of the Clawbacks required pursuant to Article 4 of this Agreement;

(c)	failure to maintain at least 30 employees at the Project Facility, as determined by the number of employees on the Recipient’s payroll as at December 31st, during each year of the Term unless the failure is a result of a Temporary Cessation. The Recipient shall act in good faith in determining its number of employees as at December 31st in each year which number is intended to be generally representative of the Recipient’s number of employees. Any attempt, in Ontario’s reasonably held opinion, by the Recipient to manipulate or artificially inflate the number of employees by artificial transactions or schemes shall be an Event of Default;

(d)	if there is a Deemed Abandonment of the Project;

(e)	if any material representation or warranty made by the Recipient in this Agreement or any certificate delivered to Ontario pursuant hereto was materially incorrect at the time such representation or warranty was made;

(f)	if the Recipient (i) is dissolved, liquidated or wound up or makes a proposal in writing to be dissolved; (ii) admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of bankruptcy or a receiving order or an order adjudicating or declaring it to be bankrupt or insolvent or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debt under any law including the Companies Creditors Arrangement Act or the Bankruptcy and Insolvency Act; (v) has a resolution passed for its winding-up, official management or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, liquidator, receiver, receiver-manager, trustee or similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of a substantial or material portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial or material part of its assets; (viii) ceases to carry on business; or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts or events;

(g)	if any bankruptcy, reorganization, arrangement or insolvency proceedings for relief under any bankruptcy or similar laws for the relief of debtors, including, without limitation, any of the proceedings or petitions described in subparagraph (f) above are instituted against the Recipient and are consented to by the Recipient or, if contested by the Recipient, are not dismissed within thirty (30) days;

(h)	if there is a Closure of the Project Facility;

(i)	any default of a material obligation of the Recipient, including a default of a term or condition but for the giving of notice and/or the passage of time to remedy, under any other material lending, investment or other financial agreement entered into by the Recipient shall be deemed to be a concurrent Event of Default under this Agreement upon which Event of Default Ontario shall be entitled to exercise its remedies under Section 10.3 of this Agreement.

(j)	if there is a default of a term or condition in any other agreement between Province of Ontario and the Recipient including any Affiliate but for the giving of notice and/or the passage of time to remedy;

(k)	if a final non-appealable judgment or decree for the payment of money due is obtained or entered against the Recipient, except in respect of a judgment which (i) was the subject of a bona fide dispute, (ii) is not material to the financial condition, business or operations of the Recipient (and without restricting the generality of the foregoing, a judgment that results in a Material Adverse Effect), and (iii) is paid in full within thirty (30) days after judgment;

(l)	if Project Financing, or any part thereof, becomes unavailable to the Recipient for any reason whatsoever and is not replaced within a reasonable period of time by other Project Financing provided to the Recipient on similar terms and conditions; or

(m)	if a Material Adverse Effect occurs or reasonably appears to be imminent such that the viability of the Recipient as a going concern is threatened in the opinion of Ontario, acting reasonably.
10.2	Ontario May Waive. Ontario may, at any time, waive any default or Event of Default which may have occurred provided that no such waiver shall extend to, or be taken in any manner whatsoever to affect, any subsequent default or Event of Default or the right to remedies resulting therefrom, and that no such waiver shall be, or shall be deemed to constitute, a waiver of such default unless such waiver is explicit and in writing from Ontario.

10.3	Remedies. Notwithstanding any other rights which Ontario may have under this Agreement, if any Event of Default shall occur and be continuing, Ontario shall have the following rights and remedies provided that it has first given written notice of the Event of Default to the Recipient and the Recipient has failed for whatever reason subject to Force Majeure to remedy the Event of Default within thirty (30) days of the receipt of such notice or such longer period of time as Ontario may consent to in writing:
(a)	Ontario may, immediately, without further notice to the Recipient, terminate its commitment/obligation to make the Grant and/or this Agreement;

(b)	Ontario shall be relieved of all obligations to make further Disbursements to the Recipient;

(c)	An amount equal to the sum of the Investment Target Clawback and the Cumulative Job Target Clawback shall become immediately due and payable to Ontario, such repayment amount to be calculated as of the effective date of such Event of Default upon the numbers actually achieved as of such date. For greater clarity, actual Jobs achieved and the Actual Investment as used in the respective Clawback formulae shall be determined as of the date that the thirty day remedy period expires; provided however, that in no event shall the Recipient be required to pay to Ontario any amount in excess of the Ontario Support together with the costs of collection pursuant to Section 10.6 and interest pursuant to Section 10.7; and

(d)	Ontario may avail itself of any of its legal remedies that are available to Ontario at law or in equity and in its sole discretion, exercise any right or recourse and/or proceed by any action, suit, remedy, or proceeding against the Recipient authorized or permitted by law for the recovery of any and all amounts payable to Ontario pursuant to this Agreement, and no such remedy for the enforcement of the rights of Ontario shall be exclusive of, or dependent on, any other remedy, but any one or more of such remedies may from time to time be exercised independently or in combination, provided however, that in no event shall the Recipient be required to pay to Ontario any amount in excess of the Ontario Support together with the costs of collection pursuant to Section 10.6 and interest pursuant to Section 10.7.
10.4	Additional Remedies Upon Certain Events of Default. In addition to the remedies contained in Section 10.3, upon the occurrence of an event specified in Section 10.1(b), (d), (f), (g) or (h) an amount equal to the Ontario Support shall become immediately due and payable to Ontario.

10.5	Clawbacks and other Remedies Cumulative. The Clawbacks are cumulative, however, the aggregate amount of the Clawbacks payable to Ontario shall not exceed the Ontario Support.

10.6	Costs of Collection. All reasonable costs and expenses of collection, including reasonable legal fees and professional fees associated therewith, of Ontario and its agents of all amounts owing hereunder shall be for the account of the Recipient and, for the purposes of Section 10.7, shall be added to the principal amount of the Grant.

10.7	Interest After Default. The Recipient expressly acknowledges that the interest at the then current rate charged by the Province of Ontario on accounts receivable shall apply, from the date of the notice to the Recipient, to any and all amounts in the event that that Ontario exercises any of its remedies pursuant to Sections 10.3 or 10.4 hereof until payment in full, during the course of any and all proceedings to collect such amounts, and such interest rate shall apply to and be exigible as additional damages in any award of damages made by a court of competent jurisdiction pursuant to any such action, all without the necessity of any further act or agreement or notification to the Recipient.
ARTICLE 11 – MISCELLANEOUS
11.1	Entire Agreement. This Agreement, including all Schedules hereto and all documents contemplated hereby, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior negotiations, undertakings, representations and understandings, including, without limitation, the letter of offer accepted by the Recipient on February 9, 2010. For greater certainty, to the extent that a schedule is inconsistent with or different from body of the Agreement, the body of the Agreement shall prevail. No agreement purporting to amend or modify this Agreement or any document or paper relating thereto or connected herewith is valid and binding unless it is in writing and signed and accepted in writing by Ontario and the Recipient.

11.2	Publications, Press Releases, Media Events, Communiques. Any public or other announcements with respect to the Grant, the Project or this Agreement, except as may be required by law or the rules of any stock exchange or market on which the shares of the Guarantor or the Recipient are listed or posted for trading, will be made only upon the mutual agreement of the parties hereto. The Recipient will consult with Ontario at least five (5) Business Days prior to any communications event.

11.3	Confidentiality. Except as otherwise provided in this Agreement, subject to FIPPA and except as it may be legally required to disclose, Ontario shall use its best efforts to maintain the confidentiality of information received from the Recipient and shall provide the Recipient with notice of any request from a third party for information received from the Recipient.

11.4	Credit Information. The Recipient consents to Ontario at any time and from time to time obtaining from any credit reporting agency, bank or other source such financial and other credit information regarding the Recipient as Ontario may deem appropriate, and the Recipient further consents to the disclosure by Ontario of any such information to any such credit reporting agency, bank or any other Person with whom the Recipient has or proposes to have a financial relationship.

11.5	Assignment. The Recipient may not assign this Agreement or any of the benefits or obligations hereunder to any Person, without the prior written consent of Ontario which consent will not be unreasonably withheld. Ontario will have the right at any time to assign this Agreement and any of its rights and obligations hereunder to any Governmental Entity. Notwithstanding the foregoing, a change in Control, disposition of assets or assignment of this Agreement shall not constitute a breach of covenant or an Event of Default if the purchaser or assignee is a recognized/reputable business or entity that is approved by Ontario, acting reasonably, and assumes the Recipient’s obligations under this Agreement and agrees to any other conditions required by Ontario, acting reasonably (an “Approved Acquisition”).

11.6	Waiver. The failure or delay by Ontario in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by the Recipient, and any course of action on the part of Ontario, shall not operate as a waiver of any rights of Ontario unless made in writing by Ontario. Any waiver by Ontario shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of Ontario with respect to any other or future non-compliance.

11.7	Time of Essence. In the performance and observance of the terms and conditions of this Agreement, time shall be of the essence.

11.8	Effective Period. Unless otherwise agreed in writing, or specifically herein provided otherwise, this Agreement shall remain in full force and effect during the Term or until such time as the parties hereto shall have fully performed their obligations to each other hereunder.

11.9	Severability. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder hereof.

11.10	Purchasing: The Recipient shall take commercially reasonable steps to ensure that all supplies, equipment and services purchased with the Grant are competitively obtained in a manner that ensures the best value for funds expended.

11.11	Further Assurances. Each party will at any time and from time to time, upon the request of the other party, execute and deliver such further documents and do such further acts and things as the other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

11.12	Survival. Article 4 (Mandatory Repayment of Grant), Article 6 (Reporting), Article 7 (Representations and Warranties), Section 8.10 (Indemnity) and Article 10 (Default and Enforcement) shall survive any termination or cancellation of this Agreement. Without limiting the foregoing, all representations and warranties of the Recipient contained herein or in any certificate or other writing delivered in connection herewith will survive the Term or the early termination of this Agreement for a period not exceeding the applicable limitations period and are material and have been or will be relied upon by Ontario notwithstanding any investigation made by or on behalf of Ontario. For the purpose of the foregoing, all statements contained in any certificate or other writing delivered by or on behalf of the Recipient pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the Recipient contained herein.

11.13	Force Majeure. In this Agreement, “Force Majeure” includes civil commotions, acts of God, weather, fires, floods, explosions, natural catastrophes, bankruptcy of a supplier of a major component of the Project, sabotages, accidents, failures of power, riots, invasion, insurrection or acts of terrorism where there is a material adverse effect on a party’s ability to perform any of its obligations contemplated herein, and which the parties could not reasonably have expected to occur. Force Majeure includes any additional peril or occurrence which, in the opinion of both Ontario and the Recipient, constitutes a Force Majeure. Upon the occurrence, if any, of an event which is a Force Majeure, the party whose performance is affected, whether Ontario or the Recipient, shall to the extent reasonably possible, minimize its adverse impact. Neither Ontario nor the Recipient shall be in breach of this Agreement, if, upon the occurrence of a Force Majeure and after delay minimization, either Ontario or the Recipient delays performance of its obligations hereunder for such reasonable period of time so as to enable the harmed party to overcome the effects of the Force Majeure; provided, however, neither Ontario nor the Recipient shall delay performance of any obligation of this Agreement such that, cumulatively, such delays will extend the Term for more than two years.

11.14	Counterparts and Execution by Facsimile. This Agreement may be executed by the parties in separate counterparts, each of which shall be deemed to constitute an original, all of which together shall constitute one and the same agreement. This Agreement will be considered to be fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart and notwithstanding the date of execution shall be deemed to bear the Effective Date. This Agreement may be executed and delivered by facsimile or e-mail signatures (PDF or other image format) and shall be binding on all parties hereto as if executed by original signature and delivered personally.

11.15	Notices. Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery, courier or mailed by first class registered mail, postage pre paid or by facsimile transmission, or other verifiable electronic means of communication addressed to the respective parties as follows:

TO ONTARIO:

Ministry of Economic Development and Trade

NGoJF Secretariat 3rd Floor, Hearst Block, 900 Bay Street Toronto, Ontario M7A 2E1

Attention: Director of the Secretariat Facsimile No.: (416)314-1768 Telephone No.: (416) 325-6849 Email: NGoJF@ontario.ca

TO RECIPIENT

SiGe Semiconductor Inc. 1050 Morrison Drive, Suite 100, Ottawa, ON K2H 8K7.

Attention:	Dr. Stephen J. Kovacic
Facsimile No.:	613.820.4933
Telephone No.:	613.820.9244 (ext. 2728)
Email:	sjk@sige.com
WITH A COPY TO: SiGe Semiconductor, Inc. 200 Brickstone Square, Unit 203, Andover, MA 01810

Attention:	William H. Burke, Chief Financial Officer
Facsimile No.:	978.327.6850
Telephone No.:	978.475.0859
Email:	whb@sige.com
or to such other address or facsimile number as any party may from time to time designate in accordance with this Section. Any communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any communication made or given by facsimile on a Business Day before 4:00 p.m. shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any communication shall be delivered or transmitted by any other means provided for in this Section.

11.16	Governing Law. This Agreement and the rights of the parties hereto shall be governed in all respects by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each party irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

11.17	Non-Agent. The Recipient and Ontario agree and declare that nothing in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Recipient and Ontario.

The parties hereby execute this Agreement as of the Effective Date.

SIGE SEMICONDUCTOR INC.

By:	/s/ Stephen J. Kovacic (authorized signing officer)

I have the authority to bind the Recipient.

Name: Steven J. Kovacic Title: Director Date: March 11, 2010

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF ONTARIO as represented by the Minister of Economic Development and Trade

By:	/s/ Wendy Tilford

Name: Wendy Tilford Title: Deputy Minister Date: March 16, 2010

SCHEDULE “A”
PROJECT DESCRIPTION
Recipient Name: SiGe Semiconductor Inc.
Project Name: Radio Frequency Silicon-on-Insulator Front-end Modules and Integrated Circuits
Project Location: 1050 Morrison Drive, Suite 100, Ottawa, ON K2H 8K7.
Project Completion Date: August 17, 2014
Executive Summary:
➢	With its “Radio Frequency Silicon-on-Insulator Front-End Modules and Integrated Circuits” project, SiGe is proposing to develop, design, supply and sell a series of advanced WiFi components that will reduce the size and power consumption of portable consumer electronics such as SmartPhones (e.g. Blackberry, iPhones, etc.). SiGe proposes to use the Silicon-on-Insulator technologies, or derivatives, variants or evolutions of these technologies, to accomplish this goal. Through this project, SiGe also plans to enter the wireless infrastructure market, particularly in areas of smart metering. SiGe plans to develop a suite of Radio Frequency Silicon-on-Insulator integrated circuits for use in the following three market areas:

1.	Embedded WLAN – such as those in SmartPhones and GPS devices; SiGe proposes the development of 4 products in this area.

2.	Wireless Infrastructure – including Smart Metering and green applications; SiGe proposes the development of 4 products in this area.

3.	4G mobile solutions – SiGe proposes the development of at least one product in this area. 4G mobile solutions are dependant on the convergence of Long-Term-Evolution of the cellular GSM network in place today and the Wireless-Local-Area-Network standards.
     The proposed project is expected to have the following outcomes/benefits:
•	Creation of 21 and retention of 43 jobs for a total job commitment of 64 jobs over the five-year project;

•	Reduced component size and power consumption while preserving the functionality and performance through the use of Silicon-on-Insulator technology;

•	Development and commercialization of next generation products that will build capacity in new markets;

•	Advanced production techniques combined with the integrated application of information technology, automation and advanced control systems.
Project Management:
The project team consists of the following members:
➢	Dr. Stephen J. Kovacic – Director, Legal & IP Management

➢	Hugues Lafontaine – Modeling Engineer

➢	Suzanne Kostron – Director, Program Management

➢	Sanjiv Shah – Director, Marketing, Mobile Wireless

➢	Vlad Antonov – Senior Manager, Applications Engineering

➢	John Nisbet – Principle Design Engineer

➢	Sean Martin – Director, Marketing, Wireless Infrastructure

➢	Yee-Ning Chan, Director, Quality

➢	Stefan Fulga – Director, Marketing, GPS and Smart Energy

➢	Greg Babcock – Manager, Design Engineering
Milestones, Deliverables and Timelines:
➢	Table of milestones and deliverables (key steps in the Project) with estimated completion dates

	Milestones and Deliverables	Timelines/ Completion Date
1	Finalized SOI Technology Models	08/2009-12/2009, 01/01/2010
2	Qualify for Production 5 SOI products	09/2009-09/2011, 10/01/2011
3	Complete feasibility study (Infrastructure)	06/2010-12/2010, 07/01/2011
4	Qualify 4 SOI products (Infrastructure)	09/2010-09/2012, 10/01/2012
5	Complete feasibility study (WLAN/LTE)	06/2012-12/2012, 01/01/2013
6	Qualify 2 SOI products (WLAN/LTE)	09/2012-09/2014, 10/01/2014
7	Complete feasibility (Software RF FEM)	06/2013-12/2013, 01/01/2014
	Project Completion	August 17, 2014

SCHEDULE “B”
ELIGIBLE COSTS AND PROJECT BUDGET
➢	This schedule contains the list of Eligible Cost categories for the Project.

➢	Please use these Eligible Cost categories when preparing the Project Investment Commitment Budget.

➢	In order to be eligible, the cost must be incurred and paid after the Effective Date.

➢	The total amount of provincial, federal and municipal assistance for an Eligible Cost cannot exceed 50% of the cost.
ELIGIBLE COSTS
The following shall be used, where necessary, to clarify the categories and description of Eligible Costs set out in the budget sections of “Schedule B”. They do not expand the universe of Eligible Costs.
“Eligible Costs” are actual costs directly attributable to and necessary for the completion of the Project and were not wholly or partially for another purpose, subject to the terms and conditions of the Agreement, and subject to review and approval by Ontario.
Eligible Costs are one-time costs directly attributable to the development and implementation of the Project. They are to fund a project that would not otherwise be undertaken. Eligible Costs do not include ongoing costs of production or operations. Labour, materials, overhead, and other costs for the production of saleable items are not eligible.
Eligible Costs are actual cash outlays that must be documented through invoices, receipts, or Recipient records acceptable to Ontario and are subject to verification by an independent auditor. Evidence of payment must be maintained for audit purposes. Acting reasonably, Ontario’s decisions as to the expenditure eligibility and valuation shall be final and determinative.
Eligible Cost Categories:
Construction/Leasehold Improvements:
➢	Construction/leasehold improvement costs that are directly attributable to the Project, e.g., to reinforce an existing floor to accommodate special machinery or to create a ‘clean lab’. This would include work performed under contracts and subcontracts with third parties.

➢	Building retrofits and purpose-specific buildings are eligible.
Equipment and Machinery:
➢	Equipment and machinery necessary for the successful completion of the Project.
Materials:
➢	Costs of direct materials necessary for, and specifically identified and measured as having being used for, the completion of the Project, including:
o	Materials used for prototypes.

o	Materials used for configuring and testing production processes and systems.

o	Materials used for training employees.

o	Other materials directly related to the Project as approved by Ontario.
➢	Materials used for the regular production of saleable items are not eligible.
Labour (one time):
➢	One-time labour costs must be directly attributable to the development and implementation of the Project. This would include direct salaries, wages and benefits, paid by the Recipient, for employees of the Recipient working on the Project and in proportion to the amount of time spent working directly on the Project. Note: Ongoing operational and production labour costs are ineligible.

➢	For service industries, labour costs are those directly related to the initial investment project, but in any event not longer than the Project Completion Date.

➢	Benefits means employees’ regular entitlements for payroll-related benefits (CPP, El, employer health tax), medical and dental-related benefits the actual cost of sick leave, vacation, statutory holidays and pension Any other benefits must be approved in writing by Ontario.

➢	The Recipient is required to maintain timesheets or appropriate records for all employees working directly on the Project to verify time spent on Project work, to verify expenditures for audit purposes and categorize the types of labour as follows:
o	Management

o	Design Research and Development (including engineering)

o	Technical (including skilled trades)

o	Quality Testing

o	Other categories as appropriate, e.g., Administration
Research and Development:
➢	Costs incurred by the Recipient for Research and Development which are directly attributable to the Project.

➢	This would include consulting, engineering and design services directly attributable to the Project conducted by firms at arms length to the Recipient.
Training:
➢	Training costs directly attributable to the Project.
Overhead:
•	Reasonable overhead costs attributable to the Project, at a rate not to exceed the usual overhead rate for the Project Facility (or, if the Project Facility is a new facility, not to exceed the rate at the Recipient’s similar facilities).

•	May not include Ineligible Costs.

•	Include administrative costs that are directly attributable to the Project. Do not include labour costs (see Labour (one-time) costs below).
Other Eligible Costs:
➢	Specify other eligible costs that are directly attributable to the Project, as approved by Ontario.

Ineligible Cost Categories:
Ongoing Costs of Production or Operations:
➢	Labour, materials, overhead, and other costs for the production of saleable items.
General Working Capital Requirements:
➢	Capital requirements not directly attributable to the Project including: debt service costs, federal or provincial income taxes, surtaxes and special expenses, e.g. legal fees.

Working Capital costs for ongoing costs of the Recipient’s regular production or operations, e.g. materials.
Land or Buildings:
➢	Purchase of land, buildings or the construction of a building are not eligible. Note: Eligible construction/leasehold improvement costs are listed under Eligible Cost Categories.
Labour (ongoing/operational):
➢	Labour costs that are not directly related to the Project including the ongoing costs of production or operations. Note: One-time labour costs directly attributable to the development and implementation of the Project are eligible
Project Case Preparation:
➢	Costs associated with the preparation of the proposal (successful or not) such as success fees or third party government relations consulting services.
Vehicles and Off-Site Equipment:
➢	Costs associated with the purchase/lease or operation of vehicles or off-site equipment.
Remuneration to Shareholders:
➢	Dividends or any type of shareholder payments are not eligible.
Transaction Costs
➢	Legal, accounting, or consulting services.
Costs Not Incurred in Ontario.
Mergers and Acquisitions.

PROJECT INVESTMENT COMMITMENT BUDGET

	Project Budget
	($46,900,613CDN)
	Year 1	Year 2	Year 3	Year 4	Year 5
	08/17/2009	08/17/2010	08/17/2011	08/17/2012	08/17/2013	Total Project
	to	to	to	to	to	Investment
	08/16/2010	08/16/2011	08/16/2012	08/16/2013	12/31/2014	Commitment
Eligible Project Costs
Construction/Leasehold Improvements						$0
Equipment and Machinery						$0
Materials						$0
Labour (one time)						$0
Research and Development – labour	3,422,433	3,939,650	4,456,866	4,974,083	5,491,299	$22,284,331
material	3,175,087	3,227,682	3,487,444	3,874,938	4,262,432	$18,027,583
equipment	215,000	95,750	284,113	177,604	48,745	$821,212
Training	72,000	54,600	77,330	60,197	83,206	$347,333
Overhead (	843,135	963,583	1,084,031	1,204,479	1,324,927	$5,420,155
Other Eligible Costs: (list)(subject to Ministry approval)						$0
Total Eligible Project Costs	$7,727,655	$8,281,264	$9,389,784	$10,291,301	$11,210,609	$46,900,613
NOTE:	The Jobs and Investment Program will provide up to 15% of the total Eligible Costs of a Project (above) which have been incurred and paid after the date that a complete proposal is received by the Ministry.

	Year 1	Year 2	Year 3	Year 4	Year 5
	08/17/2009	08/17/2010	08/17/2011	08/17/2012	08/17/2013
Ineligible Cost	to	to	to	to	to	Total
Categories: (list)	08/16/2010	08/16/2011	08/16/2012	08/16/2013	12/31/2014	Ineligible
Patent Fees	$105,000	$120,750	$138,863	$159,692	$183,646	$707,950
						$0
Total Ineligible Costs	$105,000	$120,750	$138,863	$159,692	$183,646	$707,950
Eligible Project costs must be directly related/attributable to the Project and incurred and paid after the Effective Date.

**	The parties agree that annual expenditures for the Project will be subject to annual review and the Recipient may, in its sole discretion, change the planned investment for any given year of the Term, provided that such change is not more than a 10% (+ or -) change from the Project Investment Budget. Any change greater than 10% requires the consent of Ontario.

PROJECT JOB TARGET COMMITMENT

		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	5-Year
		YR Ending 2009	YR Ending 2010	YR Ending 2011	YR Ending 2012	YR Ending 2013	YR Ending 2014	Cumulative Job Target
Current Project Facility Employment	45
Project Jobs
New Jobs		2	6	10	14	18	21	71
Retained Jobs
		26	28	32	36	40	43	205
Subtotal Project Jobs
		28	34	42	50	44	64	276
Other Jobs at Facility
		19	21	23	24	27	29	143
Total Jobs
		47	55	65	74	71	93	419

SCHEDULE “C”
DRAWDOWN CERTIFICATE

TO:	Ministry of Economic Development and Trade (“Ontario”)
NGOJF Secretariat
3rd Floor, Hearst Block
900 Bay Street Toronto ON M7A2E1
Attention: Director of the Secretariat

RE:	Conditional Grant Agreement between the Province of Ontario and SiGe Semiconductor Inc. (“Recipient”) dated August 17, 2009, (the “Agreement”)
Except as otherwise defined herein, all capitalized terms shall have the meanings given to them in the Agreement.
1.	I, ☐, [insert name and title of senior officer] of the Recipient, on behalf of the Recipient in that capacity and not personally, having made such enquiries as I have deemed necessary and advisable for this certificate hereby certify that to the best of my knowledge, information and belief:
(a)	On and as of the date hereof, all representations and warranties contained in Article 7 of the Agreement are true and correct.

(b)	On and as of the date hereof, no Event of Default, whether or not Ontario has been given notice thereof, has occurred and is continuing.

(c)	On and as of the date hereof, the Recipient has not incurred a cost overrun for the Project for which the Recipient has not obtained additional financing to pay for any such cost.

(d)	Attached hereto is a Schedule “C-l” — Schedule of Paid Eligible Costs which is true and accurate and relates to Eligible Costs on account of the Project which have been incurred and paid by the Recipient during the period commencing ■ and ending ■. Schedule “C-l” does not include any Eligible Costs incurred and paid to Non-Arm’s Length suppliers. [Note: In the event that there are costs paid to Non-Ann’s Length suppliers include the certificate or invoices required by Section 5.3(b)(iii) of the Agreement.]

(e)	[Include the following for the second disbursement] I certify that Eligible Costs in the amount of $9,380,120 have been incurred and paid with respect to the Advance Payment.
2.	I certify that the Disbursement will be used in accordance with the Agreement.

3.	I certify that the information provided herein is accurate and is being relied upon to disburse funds in respect of the Grant.

4.	Attached is a Schedule “C-2” — Project Status Report which is true and correct.

5.	The Recipient hereby requests a Disbursement in the amount of $■.
IN WITNESS WHEREOF the undersigned has hereunto signed these presents this day of ☐, 20..
Per:                                          c/s
[Insert name and title of senior officer]

SCHEDULE “C-1”
SCHEDULE OF PAID ELIGIBLE COSTS
Recipient Name: SiGe Semiconductor Inc.
Disbursement #: (insert disbursement number)
Disbursement Period: (date) to (date)

Eligible Project
Expenditures
Eligible Cost	Project Component	Claimed This
Category	(list Project components here)	Period
[NTD: insert/delete rows as appropriate/necessary)
Overhead

	Subtotal	$

Construction / Leasehold Improvements

	Subtotal	$

Equipment and Machinery

	Subtotal	$

Materials

	Subtotal	$

Labour (one time)

	Subtotal:	$

Research and Development*

	Subtotal:	$

Other Eligible Costs: (specify)

	Subtotal:	$

Total Eligible Project Expenditures claimed this period:		$

*	Indicate cost category for each component under R&D expenditures as listed in Schedule “ B “ (e.g., equipment and machinery)
Note: Recipient to retain all records and invoices in support of paid Eligible Costs, subject to audit by Ontario.

Total Disbursements to Date

Total NGOJF Grant: $7,035,092
Balance Remaining (NGOJF
Disbursement Period	Disbursement Amount	Grant-Disbursements)
(1) [NTD: Insert Date]	$	$
(2)	$	$
(3)	$	$

TOTAL	$	$

SCHEDULE “C-2”
PROJECT STATUS REPORT
Milestone Status
Provide a status report with respect to the achievement of milestones, deliverables and timelines for the Project as described in Schedule “A”. Explain any actual or anticipated delays with respect to milestone completion under ‘Comments’ and provide a revised expected completion date, if necessary.

	Milestones	Expected	Revised Expected			Actual
	and	Completion	Completion Date	%		Completion
	Deliverables	Date	(if necessary)	Complete	Comments	Date

1
2
3
4
5
6
7
8
9	Project Completion	August 17, 2014

Project Investment Commitment Status
Provide a status report with respect to the Project’s actual expenditures (for reference, see Project Budget in Schedule “B”). Explain any actual or anticipated variances greater than 10% in any category of Eligible Costs under ‘Comments’.
PROJECT INVESTMENT COMMITMENT BUDGET

	Project Investment Commitment Budget
	($CDN)
						Total Project
	Year 1	Year 2	Year 3	Year 4	Year 5	Investment
	(Dates)	(Dates)	(Dates)	(Dates)	(Dates)	Commitment

Eligible Costs
Construction/Leasehold Improvements						$0
Equipment and Machinery						$0
Materials						$0
Labour (one time)						$0
Research and Development						$0
Training						$0
Overhead						$0
Other Eligible Costs: (list)(subject to Ministry approval)						$0

Total Eligible Costs	$0	$0	$0	$0	$0	$0

NOTE: The NGOJF will provide up to 15% of the total Eligible Costs of a Project (above) which have been incurred and paid after the date that a complete proposal is received by the Ministry.

Ineligible Cost	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Categories: (list)	(Dates)	(Dates)	(Dates)	(Dates)	(Dates)	Ineligible

						$0
						$0

Total Ineligible Costs	$0	$0	$0	$0	$0	$0

*	Eligible costs must be directly related/attributable to the Project and incurred and paid after the Effective Date.

Total Project Investment Commitment Year to Date
Total Project
Investment	Total Actual			Comments
Commitment to	Expenditures			(Explain annual variances greater
Date (Budget)	to Date	Variance		than 10%)

		$	%

Cumulative Job Target Status
Provide a status report with respect to the actual number of Jobs at the Project Facility.

	Year 1	Year 2	Year 3	Year 4	Year 5	5-Year Cumulative
SiGe Semiconductor Inc.	(Date)	(Date)	(Date)	(Date)	(Date)	Job Target

Current Facility Employment
Project Jobs
New Jobs *
Retained Jobs

Subtotal Project Jobs

Other Jobs at Facility

Total Jobs

Number of Jobs that exceed the Average industrial Wage

*	“New jobs are in addition to the current facility employment in a given year.
“Job” is defined in Section 1.1 of the Agreement.
Provide a status report with respect to the actual number of employees as at December 31, 20XX at the Project Facility.

	Year 1	Year 2	Year 3	Year 4	Year 5
SiGe Semiconductor Inc.	(Date)	(Date)	(Date)	(Date)	(Date)

Current employment at Ontario Facilities [or Project Facility] as determined by the number of employees on the Recipient’s payroll as at December 31st, during each year of the Term

SCHEDULE “D”
ANNUAL CERTIFICATE

DATE:

TO:	Ministry of Economic Development and Trade (“Ontario”)
NGOJF Secretariat
3rd Floor, Hearst Block
900 Bay Street
Toronto ON 7A 2E1
Attention: Director of the Secretariat

RE:	Conditional Grant Agreement between Ontario and SiGe Semiconductor Inc. (“Recipient”) dated August 17,2009 (the “Agreement”)
     Except as otherwise defined herein, all capitalized terms shall have the meanings given to them in the Agreement.
I, ☐, [Insert name and title of senior officer of Recipient] of the Recipient, on behalf of the Recipient in that capacity and not personally, do hereby certify as follows:
1.	The Recipient has achieved a total [number] of Jobs during the Fiscal Year ending ☐ at the Project Facility. During the current year, the Recipient has maintained at least ■ employees at the Ontario Facilities, as determined by the number of employees on the Recipient’s payroll as at December 31st.

2.	The Recipient has expended during the Fiscal Year ended [date], [$] on account of the Project Expenditures.

3.	The Recipient has expended during the Fiscal Year ended (date), [$] on account of Eligible Costs.

4.	The Recipient has (has not) incurred cost overruns, (which overruns have been financed by ☐. [Note: include up to Project Completion Date]

5.	Attached hereto is a Project Status Report which is true and accurate.

6.	There has been no Closure during the Fiscal Year ended ☐. [Note: include up to end of Term]

7.	On and as of the date hereof, no Event of Default, whether or not Ontario has been given notice thereof, has occurred and is continuing.

8.	I have reviewed the activities of the Recipient with a view of determining whether during the Fiscal Year ending ■ the Recipient has observed each of the covenants and conditions in the Agreement. I confirm that to the best of my knowledge and belief the Recipient has observed each of the covenants and conditions.

IN WITNESS WHEREOF the undersigned has hereunto signed these presents this ■ day of ■, 20■■.
Per:                                                                                     c/s
[Insert name and title of senior officer of Recipient]

SCHEDULE “E”
FINAL CERTIFICATE AND REPORT

TO:	Ministry of Economic Development and Trade (“Ontario”) NGoJF Secretariat 3rd Floor, Hearst Block, 900 Bay Street Toronto ON, M7A2EI Attention: Director of the Secretariat

RE:	Conditional Grant Agreement between the Ontario and SiGe Semiconductor Inc. (“Recipient”) dated August 17,2009 (the “Agreement”)
Except as otherwise defined herein, all capitalized terms shall have the meanings given to them in the Agreement.
I, + , President of the Recipient, on behalf of the Recipient in that capacity and not personally, hereby certify as follows:
1. The Recipient has achieved ■ Jobs during the Term at the Project Facility. Attached hereto is the detailed calculation and result prepared in accordance with the Cumulative Job Target Clawback formula set out in Section 4.2 of the Agreement which shows [no repayment OR a mandatory repayment of the Grant due to Ontario in the amount of $☐ in respect of the Cumulative Job Target Clawback]. The detailed calculation includes the number of hours paid by the Recipient for hourly employees and number of months for salaried employees in accordance with the definition of “Job”. [ ■ [Insert Number] Jobs exceed the average industrial wage.]
2. The Recipient has incurred and paid a minimum of $■ in total Project Costs. Attached hereto is the Project Expenditure Certificate and Auditor’s Certificate in the form of Schedules E-l and E-2.
3. There has been no Closure during the Term.
4. Attached hereto is a Final Project Report, in the form of Schedule “C-2”, which is true and accurate.
IN WITNESS WHEREOF the undersigned has hereunto signed these presents, this            day of+,20+ + .
Per:-                                                                                     c/s
[President]

SCHEDULE “El”
PROJECT EXPENDITURE CERTIFICATE

TO:	Ministry of Economic Development and Trade (“Ontario”)
NGOJF Secretariat 3rd Floor, Hearst Block
900 Bay Street
Toronto ON M7A2E1
Attention: Director of the Secretariat

RE:	Conditional Grant Agreement between Ontario and SiGe Semiconductor Inc. (“Recipient”) dated August 17,2009 (the “Agreement”)
Except as otherwise defined herein, all capitalized terms shall have the meanings given to them in the Agreement.
I, ■, [insert name and title of senior officer] of the Recipient, on behalf of the Recipient in that capacity and not personally, hereby certify that the Recipient has incurred and paid a minimum of ■ Dollars ($■) in total Project Expenditures on or before the Project Completion Date as described below:

Total Project Expenditures	$
Overhead
Construction/leasehold improvements
Equipment and machinery
Materials
Labour (one time)
Training
Research and development
Other Eligible Cost (specify)
Total	$
IN WITNESS WHEREOF the undersigned has hereunto signed these presents this ■ day of ■, 20■ ■
Per:                                                                                     c/s
[insert name and title of senior officer]

SCHEDULE “E- 2”
AUDITOR’S CERTIFICATE
Ministry of Economic Development and Trade (“Ontario”)
NGoJF Secretariat
3rd Floor, Hearst Block
900 Bay Street
Toronto ON M7A2E1
Attention: Director of the Secretariat

RE:	Conditional Grant Agreement between Ontario and SiGe Semiconductor Inc. (“Recipient”) dated August 17,2009 (the “Agreement”)
Except as otherwise defined herein, all capitalized terms shall have the meanings given to them in the Agreement.
At the request of the Recipient, we have audited the:
(a) Schedules of Paid Eligible Costs (Schedule “C-l”) attached to the Drawdown Certificates dated [include all Drawdown Certificates] for the period from ■ to ■ prepared pursuant to Section 5.3(b)(i); and
(b) the Project Expenditure Certificate (Schedule “E-l”) dated ■, as required in Section 6.4 of the Agreement, an original of which is attached hereto as Schedule “E-l”
(collectively the Schedules and the Certificate referred to below as the “Certificates”).
The financial information set forth in the Certificates is the responsibility of the management of the Recipient. Our responsibility is to express an opinion on the Certificates based on our audit.
We conducted our audit in accordance with Generally Accepted Accounting Principles and auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the attached Certificates. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.
In our opinion, the Certificates present fairly, in all material respects:
(a) the paid Eligible Costs for the Project for the period between the Effective Date and the Project Completion Date.
(b) the total Project Expenditures incurred and paid by the Recipient in order to determine if a mandatory repayment of the Grant in respect of the Project Investment Commitment should be made in accordance with Section 4.1 of the Agreement.

DATED:

Signed
Chartered Accountant

SCHEDULE “F”
GUARANTEE AND POSTPONEMENT OF CLAIM

TO:	Her Majesty the Queen in right of the Province of Ontario
as represented by the Minister of Economic Development and Trade (“Ontario”)
In consideration of Ontario dealing with SiGe Semiconductor Inc. (the “Recipient”) and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agrees as follows:
1.	Guarantee. The undersigned unconditionally guarantees payment and performance to Ontario of all present and future debts and liabilities, direct or indirect, now or at any time and from time to time hereafter due or owing to Ontario from or by the Recipient and whether incurred by the Recipient alone or jointly with any other corporation, person or persons, including, without limitation, pursuant to a conditional grant agreement dated August 17, 2009 (together with all amendments, modifications, supplements, restatements or replacements, if any, from time to time made thereto, (the “Grant Agreement”) between Ontario and the Recipient; provided, however, that the liability of the undersigned is limited to Seven Million Thirty Five Thousand and Ninety Two Dollars ($7,035,092), plus any costs and expenses incurred by Ontario in connection with the administration and enforcement of this guarantee, all with interest thereon at the rate provided for in the Grant Agreement. The amounts guaranteed hereunder, as provided above, are hereinafter referred to as the “Obligations”.

2.	Recipient’s Status and Authority. No change in the name, objects, capital stock or constitution of the Recipient shall in any way affect the liability of the undersigned, either with respect to transactions occurring before or after any such change, and Ontario shall not be required to inquire into the powers of the Recipient or any of its directors, officers or other agents, acting or purporting to act on its behalf. All amounts borrowed or obtained by the Recipient from Ontario in professed exercise of such powers shall be deemed to form part of the debts and liabilities hereby guaranteed, notwithstanding that any such borrowing shall be in excess of the powers of the Recipient or of its directors, officers or other agents, or be in any way irregular, defective, fraudulent or informal. If the Recipient shall amalgamate with one or more other corporations, this guarantee shall continue and apply to all debts and liabilities owing to Ontario by the corporation continuing from the amalgamation.

3.	Dealings with the Recipient, etc. Ontario, without consent of the undersigned and without exonerating or releasing, in whole or in part, the undersigned, may grant time renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from, or from perfecting securities of, may accept compositions from, and may otherwise change the terms of any of the debts and liabilities hereby guaranteed and otherwise deal with the Recipient and all other persons (including the undersigned) and securities, as Ontario may see fit. All dividends, compositions, and moneys received by Ontario from the Recipient or from any other persons or estates capable of being applied by Ontario in reduction of the debts and liabilities hereby guaranteed, shall be regarded for all purposes as payments in gross, and Ontario shall be entitled to prove against the estate of the Recipient upon any insolvency or winding-up in respect of the whole of said debts and liabilities, and the undersigned shall have no right to be subrogated to Ontario in respect of any such proof until Ontario shall have received from such estate indefeasible payment in full of its claim with interest.

4.	Continuing Guarantee. This guarantee shall be a continuing guarantee, and shall cover and secure the Obligations. Ontario shall not be obliged to seek any recourse against the Recipient or other persons or the securities it may hold before being entitled to payment from the undersigned of all the Obligations. The undersigned hereby renounces the benefits of discussion and division and the right to claim against, or set up against, Ontario any right which the undersigned may have to be subrogated in any of the rights, privileges and other security held from time to time by Ontario.

5.	Guarantee Absolute. The liability of the undersigned under this guarantee shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by anything done, suffered or permitted by Ontario in connection with the Recipient, the Obligations or any security held by or granted to Ontario to secure payment or performance of the Obligations.

6.	Representations and Warranties of the Guarantor. In order to induce Ontario to make the conditional grant to the Recipient, the Guarantor represents, warrants and covenants (and shall be deemed to continuously represent, warrant and covenant during the term of this Guarantee and Postponement Claim) that:
(a)	the Guarantor is a corporation duly incorporated and validly existing, in good standing, under the laws of Delaware and has the power and authority to own its property and assets and to transact the business in which it is engaged;

(b)	the Guarantor has the power to execute, deliver and perform this Guarantee and Postponement Claim and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guarantee and Postponement Claim;

(c)	the Guarantor has duly executed and delivered this Guarantee and Postponement Claim, and this Guarantee and Postponement Claim constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms;

(d)	neither the execution, delivery or performance by the Guarantor of this Guarantee and Postponement Claim, nor compliance by it with the terms and provisions hereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance (other than liens and encumbrances in favour of Ontario) upon any of the property or assets of the Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or any other agreement, contract or instrument to which Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the organizational documents of the Guarantor;

(e)	no order, consent, approval, license, authorization or validation of, or tiling, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for, (i) the execution, delivery and performance of this Guarantee and Postponement Claim by the Guarantor or (ii) the legality, validity, binding effect or enforceability of this Guarantee and Postponement Claim;

(f)	the Guarantor’s obligations hereunder rank at least pari passu in all respects with all other unsecured and unsubordinated obligations of the Guarantor;

(g)	there are no actions, suits or proceedings pending or threatened (i) with respect to this Guarantee and Postponement Claim or (ii) with respect to the Guarantor that could reasonably be expected to materially and adversely affect (x) the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or (y) the rights or remedies of Ontario hereunder or the ability of the Guarantor to perform its obligations to Ontario hereunder;

(h)	there are no facts or circumstances of any kind or nature whatsoever of which the Guarantor has knowledge which will impair or prevent the Guarantor from performing its obligations under this Guarantee and Postponement Claim; and

(i)	all of the information supplied by the Guarantor to Ontario in connection herewith is true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to Ontario and which might render the information supplied to Ontario seriously misleading.
7.	Termination of Guarantee. The undersigned, its successors or permitted assigns, may terminate the further liability of the undersigned under this continuing guarantee by ninety (90) days’ notice in writing to Ontario, and the liability of the undersigned under this guarantee and of its successor or permitted assigns, shall continue until the expiration of ninety (90) days after the giving of such notice, notwithstanding the death or incapacity of the undersigned, and after the expiry of such notice, the undersigned, its successors and assigns, shall remain liable under the guarantee in respect of any sum or sums of money owing to Ontario hereunder on the date such notice expired and also in respect of any contingent or future liabilities incurred to or by Ontario on or before such date maturing thereafter. If after any such termination any payment from the Recipient must be returned to the Recipient, or any successor or representative of the Recipient, for any reason (including the designation of such payment as a mistake or as a preference following the bankruptcy of the Recipient), then this guarantee shall continue after the determination as if such payment has not been made.

8.	Enforcement. Ontario shall be entitled to make demand on the undersigned if the Recipient fails to pay or perform any of the Obligations when due. Any such demand, or any other notice permitted or required to be given hereunder shall be in writing and shall be made or given by personal delivery, by courier, by facsimile transmission or sent by registered mail, charges prepaid, if to the undersigned, to the address of the undersigned listed on the signature page hereof, and if to Ontario to the Ministry of Economic Development and Trade, NGoJF Secretariat, 3rd Floor, Hearst Block, 900 Bay Street, Toronto, Ontario M7A 2E1, Attention: Director of the Secretariat, Facsimile No.: (416) 314-1768, Telephone No.: (416) 325-6849, Email: NGoJF@ontario.ca. Such demand or other notice shall be deemed to have been given and received on the date of personal delivery, courier or facsimile transmission, if made during normal business hours on a Business Day, and otherwise on the next Business Day. Any such notice or demand that is mailed shall be deemed to have been given and received on the fifth (5th) Business Day following the day of mailing. For the purposes of this Guarantee, “Business Day” shall mean a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

9.	Assignment and Postponement. All debts and liabilities, present and future, of the Recipient to the undersigned are hereby assigned to Ontario and postponed to the Obligations, and all money received by the undersigned in respect thereof after the occurrence of an Event of Default (as defined in the Grant Agreement) shall be received in trust for Ontario and forthwith upon receipt shall be paid over to Ontario, the whole without in any way lessening or limiting the liability of the undersigned hereunder and this assignment and postponement is independent of the Guarantee and shall remain in full force and effect until, in the case of the assignment, the liability of the undersigned under this Guarantee has been discharged and, in the case of the postponement, until payment in full to Ontario of all Obligations. Notwithstanding anything to the contrary contained in this paragraph, the provisions of this paragraph shall not apply to hinder or prevent repayment to the undersigned by the Recipient from time to time of all debts and liabilities, present and future, of the Recipient to the undersigned until such time as an Event of Default occurs.

10.	Governing Law; Submission to Jurisdiction; Process Agent. This guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For purposes of any suit, action or proceeding involving this guarantee or any judgment entered by a court in respect of such suit, action or proceeding, the Guarantor expressly submits to the exclusive jurisdiction of the courts of the Province of Ontario and agrees that any summons, order, process or other paper of such courts may be served upon the Guarantor within or without such courts’ jurisdiction by mailing a copy to the Guarantor at its address specified below. The Guarantor irrevocably waives any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this guarantee brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect Ontario’s right to serve process upon the Guarantor in any other manner permitted by the applicable laws or Ontario’s right to bring any suit, action or proceeding against the Guarantor in the courts of any jurisdiction.

11.	Miscellaneous Provisions. This Guarantee:
(f)	may not be assigned by the undersigned without the prior written consent of Ontario, which consent shall not be unreasonably withheld;

(g)	shall enure to the benefit of Ontario and its successors and assigns, and shall be binding upon the undersigned and the successors and permitted assigns of the undersigned;

(h)	is in addition to, and not in substitution for, any other security now or hereafter held by Ontario in respect of the Recipient or the Obligations; and

(i)	may be executed by facsimile transmission.
12.	Copy of Guarantee. The undersigned acknowledges receipt of an executed copy of this Guarantee.
This Guarantee has been executed by the undersigned on the       day of                    , 2010

Witness	SiGe Semiconductor, Inc.

12009 Orange Street

Wilmington, County of New Castle, Delaware, 19801

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